Exhibit 99.1

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001
News Release
Contacts

News Media	Investors and Analysts
Bill Benintende	Ellen J. Roberts
Public Relations	Investor Relations
302-651-8268	302-651-8069
wbenintende@wilmingtontrust.com	eroberts@wilmingtontrust.com

Wilmington Trust Chairman and CEO Ted T. Cecala Retires After 31 Years of Service;
Board Elects Donald E. Foley as CEO
Wilmington, DE, June 3, 2010 — The Board of Directors of Wilmington Trust Corporation (NYSE: WL) today announced that Chairman and Chief Executive Officer Ted T. Cecala has decided to retire after 31 years with the Company. The Board elected Director Donald E. Foley, 58, to succeed Mr. Cecala as CEO, effective immediately. Mr. Cecala will remain Chairman until July 19 in order to ensure a smooth transition. The Board intends to elect a new Chairman subsequent to Mr. Cecala’s retirement.
Mr. Cecala, 61, joined Wilmington Trust in 1979 as controller and was elected Chairman and CEO in 1996. Mr. Cecala organized the Company around its singular mission of helping clients succeed and transformed Wilmington Trust into a global wealth advisory and institutional client services firm with a strong regional banking base. During his tenure, balance sheet assets doubled to $11 billion and assets under management nearly tripled to $42.3 billion. The Company now provides Regional Banking services throughout the mid-Atlantic region, Wealth Advisory Services for high-net worth clients in 36 countries, and Corporate Client Services for institutional clients in 89 countries.
Mr. Cecala said, “It has been a great privilege to work for and lead such an outstanding and enduring institution for the majority of my career. I am proud of the success we have achieved together in refocusing and growing the business. Wilmington Trust is fundamentally strong and well positioned to capitalize on the market opportunities that will emerge as the economy improves. I have been discussing my retirement with the Board for some time and we are in agreement that this is the right time for the Company to make this transition. I congratulate Don on his appointment and will follow the success of Wilmington Trust in the years ahead.”
Nominating and Corporate Governance Committee Chair Gailen Krug said, “On behalf of the entire Board of Directors, I would like to thank Ted for his unwavering commitment to Wilmington Trust and our many clients during more than three decades of outstanding service. Ted’s leadership and foresight as Chairman and CEO has significantly expanded and diversified Wilmington Trust’s service to clients and helped the Company avoid the worst perils of the credit crisis. Ted’s support for many civic and philanthropic causes over the years has also made a tremendous positive impact in the state of Delaware. We wish Ted the very best in his retirement.”

Ms. Krug added, “Don Foley has the unanimous support of the Board as Wilmington Trust’s new CEO, and we are pleased that his nearly four years of hands-on engagement with the Company and its business model have given us the opportunity to make this a seamless transition. Don has served as Chairman of the Audit Committee at Wilmington Trust for more than three years. The depth and breadth of Don’s financial services and asset management experience is exceptional, as is his international business acumen. We are confident that Don will uphold the finest traditions of the bank and provide perspective and leadership that will allow us to move us forward as an independent company as we build shareholder value.”
Mr. Foley said, “We have an extremely talented management team, dedicated staff, among the finest wealth management advisory businesses in the industry, and a 107-year heritage of integrity, innovation, and independence. Our strong capital base and highly diversified business model will serve Wilmington Trust well as the economy recovers and as we continue to work to improve profitability. I look forward to working closely with the Wilmington Trust team to create opportunities and significant value for our shareholders, clients and staff.”
Conference call
Mr. Foley and Mr. Cecala will discuss this transition in a conference call on Friday,
June 4, at 9:30 a.m. (Eastern).

Dial in number :	877-407-8031 (United States and Canada) 201-689-8031 (outside United States and Canada) No pass code is necessary.

Internet access:	Live audio-only webcast accessible at www.wilmingtontrust.com.

Replay information:	Available until 11:59 p.m. (Eastern) on June 20, via
www.wilmingtontrust.com, or by telephone:
877-660-6853 (United States and Canada)
201-612-7415 (outside the United States and Canada)
Use account #286 and replay ID #351839

About Donald E. Foley
Don was elected Chief Executive Officer of Wilmington Trust in June 2010. He joined the Board of Directors in July 2006, and served as Chairman of the Audit Committee for more than three years.
Prior to becoming CEO, Don served as senior vice president and treasurer of ITT Corporation, a supplier of advanced technology products and services. He was responsible for ITT’s capital and financing activities, as well as its pension and defined contribution investments. In addition, Don was a member of the company’s Executive Council, chairman of ITT Industries of Canada, and served on the boards of several other direct investments and international subsidiaries.
Previously, Don was assistant treasurer for International Paper Company and held a progression of capital market, treasury, and tax-related assignments at Mobil Corporation. He began his career at General Electric.
A highly seasoned executive and skillful professional manager with extensive experience in financial services and asset management, Don has served on the advisory boards of Northern Trust’s and Goldman Sachs’s Asset Management groups. He has won numerous awards, including Institutional Investor’s Corporate Pension Fund of the Year Award for Excellence in Investment Management; Money Management Letter’s Corporate Award for Excellence; and Alternative Investment News’ Institutional Investor of the Year award.
About Wilmington Trust
Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides Regional Banking services throughout the mid-Atlantic region, Wealth Advisory services to high net worth clients in 36 countries, and Corporate Client services to institutional clients in 89 countries. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in Arizona, California, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, Frankfurt, Luxembourg, and Amsterdam. For more information, visit www.wilmingtontrust.com.
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